Exhibit 4.8

CELESTICA INC.

CELESTICA SHARE UNIT PLAN

December 9, 2004

As amended and restated as of July 26, 2006, July 26, 2007, April 19, 2011, January 29, 2014,

July 22, 2015 and October 19, 2015

CELESTICA INC.

CELESTICA SHARE UNIT PLAN

1.                                      PURPOSE

1.1                               This Share Unit Plan has been established by the Company to provide incentives to certain of its employees and consultants and its directors, to foster a responsible balance between short term and long term results, and to build and maintain a strong spirit of performance and entrepreneurship.

2.                                      DEFINITIONS AND INTERPRETATION

2.1                               In this Share Unit Plan, the following terms have the following meanings:

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, the Securities Act (Ontario), the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act 1934, as amended, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

“Beneficiary” means any person designated by the Participant by written instrument filed with the Company to receive any amount, securities or property payable under the Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate;

“Board” means the Board of Directors of the Company;

“Change of Control” means the occurrence of any of the following after the date hereof:

(i)                                     the acquisition by any person (or more than one person acting as a group) of beneficial ownership of securities of the Company which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than 50% of the votes attaching to all securities of the Company which may be cast to elect directors of the Company, other than the additional acquisition of securities by a person beneficially owning such number of securities on the date hereof;

(ii)                                  a majority of the Directors are replaced during any twelve-month period by Directors whose appointment or election was not endorsed by a majority of the Directors before the date of the appointment or election, including, without limitation, as a consequence of the solicitation of proxies through a proxy circular by persons other than management; or

(iii)                               the consummation of an amalgamation, arrangement, merger or other consolidation of the Company with another company or a sale of all or substantially all of the assets of the Company to another company pursuant to which, and such that, all the persons who, immediately prior to such consummation, beneficially owned all of the securities of the Company which could be cast to elect directors of the Company, immediately thereafter do not beneficially own securities of the successor or continuing company or company acquiring the assets which would entitle such persons, directly or following conversion or exercise thereof, to cast more than 50% of the votes attaching to all securities of such company which may be cast to elect directors of that company;

“Code” means the United States Internal Revenue Code of 1986;

“Committee” means the committee of the Board, as constituted from time to time, which may be appointed by the Board to, inter alia, interpret, administer and implement the Plan, and includes any successor committee appointed by the Board for such purposes;

“Company” means Celestica Inc. and its respective successors and assigns, and any reference in the Plan to action by the Company means action by or under the authority of the Board or any person or committee that has been designated for the purpose by the Company including, without limitation, the Committee;

“Consultant” means a consultant as defined in the Rule excluding investor relations persons and associated consultants as defined in the Rule;

“Date of Grant” of a Share Unit means the date the Share Unit is granted to a Participant under the Plan;

“Designated Affiliated Entity” means a person (including a trust or a partnership) or company in which the Company has a significant investment and which the Company designates as such for the purposes of this Plan;

“Director” means a member of the Board;

“Fiscal Year” means the financial year of the Company;

“Grant” means a PSU Grant or a RSU Grant;

“including” means including without limitation;

“Incumbent Director” means any member of the Board who was a member of the Board immediately prior to the occurrence of a transaction, transactions or elections giving rise to a Change in Control (other than a transaction approved by the Board) and any successor to an Incumbent Director who is recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board;

“Independent Broker” means a registered broker which is independent under Stock Exchange Rules;

“Market Price” shall mean the weighted average price per Share (or the mean of the closing bid and ask prices, if not traded) on the TSX or NYSE, as selected by the Company on the Date of Grant, during the period five trading days preceding the date of the determination;

“NYSE” means The New York Stock Exchange;

“Participant” means

(i)                                     a Director,

(ii)                                  a permanent employee of the Company, a Subsidiary or a Designated Affiliated Entity, or

(iii)                               a Consultant of the Company, a Subsidiary, or a Designated Affiliated Entity,

who has been designated by the Company for participation in the Plan and who has agreed to participate in the Plan on such terms as the Company may specify;

“Performance Criteria” means conditions in respect of such financial, business, and/or personal performance criteria as may be determined by the Company in respect of a Grant of PSUs to any Participant or Participants.  Performance Criteria may be applied to either the Company and its Subsidiaries as a whole or to a Subsidiary, a Designated Affiliated Entity or a business unit or a group of the Company and selected Subsidiaries, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group and may include:

(i)                                     the market value of the Shares;

(ii)                                  the return to holders of Shares, with or without reference to other comparable companies;

(iii)                               the financial performance or results of the Company, a Subsidiary, a Designated Affiliated Entity or a business unit thereof,

and the Performance Criteria may relate to all or a portion of the PSUs in a Grant and may be graduated such that different percentages (which may be greater or lesser than 100%) of the PSUs in a Grant will become Vested depending on the extent of satisfaction of one or more such conditions;

“PSU Grant” means a grant to a Participant, under this Plan pursuant to Article 5, of PSUs determined with reference to a notional dollar amount;

“PSU” means a unit allocated to a Participant under this Plan in accordance with Article 5, the Vesting terms of which will be specified and identified at the Date of Grant and include the achievement of certain Performance Criteria specified on the Date of Grant;

“Plan” means this Share Unit Plan, as amended and restated from time to time;

“Release Date” means, for a Grant, the date or dates on which Vested Share Units shall be satisfied in the form of Shares or cash;

“Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for shares of the Company which if successful would entitle the offeror to acquire all of the shares of the Company or all of one or more particular class(es) of shares of the Company to which the offer relates, (v) sale of a material portion of the assets of the Company, or (vi) arrangement or other scheme of reorganization;

“RSU” means a unit allocated to a Participant, under this Plan in accordance with Article 5, the Vesting terms of which will be specified and identified at the Date of Grant and which do not include the achievement of Performance Criteria;

“Retirement” means, with respect to any Participant, when:

(i)                  the Participant is no longer an employee as a result of a voluntary resignation or as a result of a termination action by the Company, a Subsidiary or Designated Affiliated Entity on a not for cause basis;

(ii)               the Participant has completed his or her last day of employment with the Company, a Subsidiary or Designated Affiliated Entity, as applicable; and

(iii)            either:

(A)                               the sum of the Participant’s age and years of service equals 65 provided that the Participant’s age shall be at least 55 years and that the Participant has been employed for a minimum of five years; or

(B)                               the Participant has 30 years of service or more; and

for greater certainty, a Participant who is no longer an employee by reason of death or as a result of termination action by the Company, a Subsidiary or Designated Affiliated Entity on a for cause basis shall not be eligible for Retirement treatment under the Plan;

“RSU Grant” means a grant to a Participant, under this Plan pursuant to Article 5, of RSUs determined with reference to a notional dollar amount;

“Rule” means Part 2, Division 4 of National Instrument 45-106 - Prospectus and Registration Exemptions, as it may be amended or replaced;

“Share Unit” means a RSU or a PSU;

“Share Unit Grant Agreement” has the meaning set forth in section 5.2;

“Shares” means the Subordinate Voting Shares in the capital of the Company, and includes any shares of the Company into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a Reorganization or otherwise;

“Stock Exchange Rules” means the applicable rules of any stock exchange upon which shares of the Company are listed;

“Subsidiary” means a subsidiary of the Company as defined by the Business Corporations Act (Ontario);

“TSX” means The Toronto Stock Exchange;

“Vested” (or any applicable derivative term) shall mean, with respect to a Grant, that the applicable conditions with respect to continued employment, passage of time, achievement of Performance Criteria and/or any other conditions established by the Committee have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any confidentiality, non-competition or non-solicitation obligations;

“Withholding Obligations” means any federal, provincial, state or local law relating to withholding of tax or other required deductions, including the amount, if any, includable in the income of a Participant; and

“Year” in respect of a Share Unit means a calendar year commencing on the Date of Grant of the Share Unit or on any anniversary of such date.

2.2                               In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

2.3                               This Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Plan and any Share Units granted hereunder shall be construed according to the laws of the Province of Ontario.

3.                                      GENERAL

3.1                               The transfer of an employee from the Company to a Subsidiary or a Designated Affiliated Entity, from a Subsidiary or a Designated Affiliated Entity to the Company, or from one Subsidiary or Designated Affiliated Entity to another Subsidiary or Designated Affiliated Entity, shall not be considered a termination of employment for the purposes of the Plan, nor shall it be considered a termination of employment if a Participant is placed on such other leave of absence which is considered by the Company as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the later of the date when the leave equals ninety days or the date when a Participant’s right to reemployment shall no longer be guaranteed either by law or by  contract, except that in the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at the beginning of the leave of absence.

3.2                               No Shares may be issued from the treasury of the Company under this Plan.

3.3                               Subject to any Applicable Law, the Company will acquire issued and outstanding Shares in the market for the purposes of satisfying its obligation to provide Shares to Participants under the Plan.  If it does so, the Company shall utilize the services of an Independent Broker.

3.4                               From time to time the Company may, in addition to its powers under the Plan, add to or amend any of the provisions of the Plan or terminate the Plan or amend the terms of any Share Unit granted under the Plan; provided, however, that (i) any approvals required under any Applicable Law or Stock Exchange Rules are obtained, and (ii) no such amendment or termination shall be made at any time which has the effect of adversely affecting the existing rights of a Participant under the Plan without his or her consent in writing unless the Company, at its option, acquires such existing rights at an amount equal to the fair market value of such rights at such time as verified by an independent valuator.

3.5                               The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the Share Units granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

3.6                               The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns.  The interest of any Participant under the Plan or in any Unit shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner, except to a spouse or a personal holding company or family trust controlled by a Participant, the shareholders or beneficiaries of which, as the case may be, are any combination of the Participant, the Participant’s spouse, the Participant’s minor children or the Participant’s minor grandchildren, and after his or her lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

3.7                               The Company’s obligation to provide Shares in accordance with the terms of the Plan and any Share Units granted hereunder is subject to compliance with Applicable Law applicable to the distribution of such Shares.  As a condition of participating in the Plan, each Participant agrees to comply with all such Applicable Law and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such Applicable Law.

3.8                               The Company, a Subsidiary or a Designated Affiliated Entity may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Company, the Subsidiary or Designated Affiliated Entity will be able to comply with the applicable provisions of any Withholding Obligations.  The Company shall also have the right in its discretion to satisfy any liability for any Withholding Obligations by selling, or causing a broker to sell, on behalf of any Participant or causing any Participant to sell such number of Shares issued or provided to the Participant sufficient to fund the Withholding Obligations (after deducting any commissions payable to the broker), or retaining any amount payable which would otherwise be delivered, provided or paid to the Participant hereunder.  The Company may require a Participant, as a condition to being provided Shares hereunder, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations on terms and conditions determined by the Company in its sole discretion, including, without limitation, requiring the Participant to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; or (iii) cause a broker who sells Shares acquired by the Participant under the Plan on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.

3.9                               A Participant shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any other rights as a shareholder in respect of any Share Units unless and until satisfied in the form of Shares.

3.10                        Neither designation of an employee as a Participant nor the grant of any Share Units to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Share Units under the Plan.  Neither the Plan nor any action taken thereunder shall interfere with the right of the employer of a Participant to terminate a Participant’s employment at any time.  Neither the period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

3.11                        No member of the Board or the Committee shall be liable for any action or determination made in good faith in connection with the Plan and members of the Board and the Committee shall be entitled to indemnification and reimbursement from the Company in respect of any claim relating thereto.

3.12                        Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any employee’s employment with, or any Consultant’s engagement by, the Company, a Subsidiary or Designated Affiliated Entity.

3.13                        If any provision of this Plan is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part, if any, of such provision and all other provisions hereof shall continue in full force and effect.

3.14                        Neither the establishment of the Plan nor the grant of any Share Units or the setting aside of any funds by the Company (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust.  Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Company and no Participant shall have any security or other interest in such funds.  Any funds so set aside shall remain subject to the claims of creditors of the Company present or future.  Amounts payable to any Participant under the Plan shall be a general, unsecured obligation of the Company.  The right of the Participant or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

3.15                        This Plan is hereby instituted as of the 9th day of December, 2004.

4.                                      ADMINISTRATION

4.1                               The Plan shall be administered by the Company in accordance with its provisions.  All costs and expenses of administering the Plan will be paid by the Company, but the Company shall not be responsible for the payment of any fees or expenses in respect of the re-sale by a Participant of Shares acquired by him or her under the Plan.  The Company, may from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary to implement or further the purpose of the Plan and amend or repeal such rules and regulations or forms or documents.  The Company, in its discretion, may appoint a Committee for the purpose of interpreting, administering and implementing the Plan.  In administering the Plan, the Company or the Committee may seek recommendations from the chief executive officer of the Company.  The Company may also delegate to the Committee or any director, officer or employee of the Company such duties and powers, relating to the Plan as it may see fit.  The Company may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

4.2                               The Company shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties.  At such times as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of his or her Share Units, including Date of Grant and the number and type of Share Units held by each Participant.  Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Company within 30 days after such statement is given to the Participant.

4.3                               (a)                                 Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:

(i)                                     delivering it personally to the Participant or to the person claiming or deriving rights through him or her, as the case may be, or

(ii)                                  mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Company’s personnel records or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission (including e-mail).

(b)                                 Any payment, notice, statement, certificate or other instrument required or permitted to be given to the Company shall be given by mailing it postage paid (provided that the postal service is then in operation), delivering it to the Company at its principal address, or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission (including e-mail), to the attention of the Company Secretary.

(c)                                  Any payment, notice, statement, certificate or other instrument referred to in section 4.3(a) or 4.3(b), if delivered, shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

5.                                      GRANTS AND ALLOCATION OF SHARE UNITS

5.1                               The Company may, in its sole discretion, determine whether Grants will be made to a particular Participant, the notional dollar amount of any such Grant, the Vesting conditions and Release Dates for the Grant and whether the Grant will be a PSU Grant or a RSU Grant.  In making such determinations, the Company may take into account such criteria as it deems appropriate, including the Participant’s: (i) level of responsibility; (ii) rate of compensation; (iii) individual performance and contribution; and/or (iv) agreement to become a permanent employee of the Company, a Subsidiary or a Designated Affiliated Entity.

5.2                               On the Date of Grant, each Participant who receives a Grant shall be allocated Share Units reflecting such Grant.  The Company will provide to the Participant a Share Unit Grant Agreement setting out the terms of the Grant contemplated by section 5.1.

5.3                               The number of Share Units to be allocated to a particular Participant shall be obtained by dividing the amount of the Grant of such Participant by the closing price of the Shares on the trading day preceding the Date of Grant on the TSX or NYSE, as selected by the Company on the Date of Grant.  Each such Share Unit shall represent the right to receive, subject to Vesting, one Share or a cash payment at the time, in the manner and subject to the restrictions set forth in this Plan.

5.4                               Subject to the terms of the Plan, the Company may determine other terms or conditions of any Share Units, including

(a)                                 restrictions on the re-sale of Shares acquired under the Plan;

(b)                                 conditions relating to non-competition, non-solicitation and confidentiality; and

(c)                                  any other terms and conditions the Company may in its discretion determine.

5.5                               No certificates shall be issued with respect to such Grants or Share Units, but the Company shall maintain records in the name of each Participant showing the number and type of Share Units to which such Participant is entitled in accordance with this Plan.

6.                                      PAYMENT OF PSUs AND RSUs

6.1                               Subject to Articles 7 and 8, and unless otherwise determined by the Company at the Date of Grant, the Share Units may be satisfied in the form of Shares or cash, at the Company’s option, in each case to the extent Vested in accordance with the Vesting conditions for the Grant as determined under Article 5.

6.2                               Subject to Articles 7 and 8, and unless otherwise determined by the Company at the Date of Grant, RSUs and PSUs may be satisfied in the form of Shares or cash, on such date as determined by the Company in its sole discretion, which date shall be on or in no event later than 90 days, following the applicable Release Date(s) for the Grant, as determined under Article 5, subject to the provisions of section 3.8 relating to withholding obligations.

7.                                      TERMINATION OF EMPLOYMENT AND FORFEITURES

7.1                               Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity for any reason other than death, long-term disability, Retirement or termination without cause, there shall be forfeited as of such termination of employment all Share Units as have not been satisfied in the form of Shares or cash in accordance with the Plan.  No cash or other compensation shall at any time be paid in lieu of any such Share Units which have been forfeited under this Plan.

7.2                               Unless otherwise determined by the Company at any time, if a Participant ceases to be an employee of the Company, a Subsidiary or a Designated Affiliated Entity by reason of death or long-term disability, the Participant’s right to be paid in respect of RSUs in a Grant previously granted to the Participant will be prorated based on the ratio of (a) the number of days of employment completed by the Participant between the Date of Grant of the RSUs and the date of death or long-term disability bears to (b) the number of days between the Date of Grant and the scheduled Release Date for such Share Units.  Such payment shall be satisfied in the form of Shares or cash to the Participant or his or her Beneficiary, as applicable, and paid on a date as determined in the sole discretion of the Company which date shall be on or in no event later than 90 days after such termination event.

7.3                               Unless otherwise determined by the Company at any time, if a Participant’s employment with the Company, a Subsidiary or a Designated Affiliate is terminated without cause, the Participant’s right to be paid in respect of any RSUs in a Grant previously granted to the Participant will be prorated based on the ratio of (a) the number of full years (with no credit for partial years) of employment completed by the Participant between the Date of Grant of the RSUs and termination of employment bears to (b) the number of full years, whether calendar or fiscal, between the Date of Grant and the scheduled Release Date for such Share Units.  Such payment shall be satisfied in the form of Shares or cash and paid on a date as determined in the sole discretion of the Company within 90 days after such termination of employment.

7.4                               Unless otherwise determined by the Company at any time, if a Participant’s employment with the Company, a Subsidiary or a Designated Affiliate is terminated without cause, the PSUs in a Grant of such Participant shall Vest on the scheduled Release Date based on the achievement of the performance level specified in the conditions attaching to the Grant of the PSUs. The number of Shares to which the Participant is entitled in respect thereof will be prorated based on the ratio of (a) the number of full years (with no credit for partial years) of employment completed by the Participant between the Date of Grant of the PSUs and termination of employment bears to (b) the number of full years, whether calendar or fiscal, between the Date of Grant and the scheduled Release Date for such Share Units.  Payment with respect to such PSUs shall otherwise be made at the time specified in section 6.2 hereof.

7.5                               Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity by reason of death, the PSUs in a Grant of such Participant shall Vest as if the median level of performance specified in the conditions attaching to the Grant of the PSUs had been achieved as of the date of death but the number of Shares to which the Participant is entitled in respect thereof shall be prorated based on the number of days of completed employment from the Date of Grant for the PSUs to the date of death as a percentage of the total number of days between the Date of Grant and the scheduled Release Date for the PSUs.  Such Shares or cash shall be distributed on a date determined in the sole discretion of the Company within 90 days after the date of death.

7.6                               Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity by reason of Retirement or long-term disability, Vesting for PSUs in a Grant shall be determined on the scheduled Release Date for such PSUs on the basis of the actual performance achieved during the period specified for the Grant by the Company. The number of Shares to which the Participant shall be entitled to in respect thereof shall be prorated based on the number of days of completed employment from the Date of Grant for the PSUs to the date of Retirement or long-term disability as a percentage of the total number of days between the Date of Grant and the scheduled Release Date for the PSUs and shall be paid at the time specified in section 6.2 hereof.

7.7                               Unless otherwise determined by the Company at any time, if a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity by reason of Retirement, RSUs that have not been satisfied as of the date of Retirement shall vest on the scheduled Release Date and shall be paid at the time specified in section 6.2 hereof.

7.8                               Notwithstanding Articles 5 and 7, if there is a Change of Control, and a Participant ceases to be employed by the Company, a Subsidiary or Designated Affiliated Entity, by reason of a termination without cause, either (x) within six months preceding the Change of Control, following public disclosure of a transaction, which, if completed, would give rise to a Change of Control, or (y) the one year following the Change of Control, the Participant’s Share Units shall be fully Vested on, and the Release Date for all Share Units shall be, the later of (a) the date of the Change of Control and (b) the date of termination of the Participant’s employment.  For this purpose, for PSUs, the number of Share Units shall be determined on the basis that the target level of performance specified for Vesting in the conditions attaching to the Grant of PSUs had been achieved as at the date of the Change of Control.

7.9                               This Plan is intended to comply in all respects with, or be exempt from, Section 409A of the Code.  The foregoing notwithstanding, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.  In case any one or more provisions of this Plan needs to be interpreted to comply with, or be exempt from, Section 409A of the Code, then such provision shall be so interpreted.  If at the time of a Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Participant) until the date that is at least six (6) months following the Participant’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code).

8.                                      FRACTIONAL SHARE UNITS AND SHARES

8.1                               Where, under section 5.3, the number of Share Units allocated would result in a fractional Share Unit, the number of Share Units shall be rounded down to the next whole number of Share Units.  No fractional Shares shall be provided nor shall cash be paid at any time in lieu of any such fractional interest.  Where the Vesting of Share Units would result in a fractional Share, the number of Shares to be issued or provided shall be rounded down to the next whole number of Shares.

8.2                               If so determined by the Company, in lieu of the provision of Shares in respect of Vested Share Units, the Company may, at its option, satisfy its obligation to provide Shares under the Plan, in whole or in part, by the payment of a cash amount to a Participant on the Release Date.  The amount of such payment shall be equal to the number of Shares in respect of which the Company makes such a determination, multiplied by the closing price of the Shares on the trading day before the Release Date on the TSX or the NYSE, as selected by the Company, subject to any applicable withholding tax.

9.                                      CHANGES IN SHARE CAPITAL

9.1                               If the number of outstanding Shares shall be increased or decreased as a result of a stock split, consolidation, subdivision, reclassification or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of a stock dividend in the ordinary course, the Company may make appropriate adjustments to the number of Share Units granted to each Participant.  Any determinations by the Company as to the adjustments shall be made in its sole discretion and all such adjustments shall be conclusive and binding for all purposes under this Plan.

10.                               REORGANIZATION

10.1                        In the event of a Reorganization or proposed Reorganization, the Company, at its option, may, subject to Stock Exchange Rules, do either of the following:

(a)                                 irrevocably commute for or into any other security or other property or cash any unsatisfied Share Unit held by a Participant upon giving to such Participant at least 30 days’ written notice of its intention to commute the Unit on a specified date, and during the period to such date, the Participant may elect to require the Company to distribute Shares to him or her equal to such unsatisfied Share Units, without regard to the limitations contained in Article 6, or

(b)                                 the Company, or any corporation which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Reorganization becoming effective, may offer any Participant in writing the opportunity to obtain the securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of unsatisfied Share Units held by such Participant or some other appropriate basis, or some other property.  If a Participant accepts such offer, he or she shall be deemed to have released his or her rights relating to the Share Units and such Share Units shall be deemed to have terminated.

For this purpose, the cash amount will be determined on the basis of being not less for each Share Unit than the Market Price, and, for PSUs, on the basis that the target level of performance for Vesting specified in the conditions attached to the Grant of PSUs has been achieved as at the date of the Change of Control.

10.2                        The Company may specify in any notice or offer made under section 10.1, that, if for any reason, the Reorganization is not completed, the Company may revoke such notice or offer.  The Company may exercise such right by further notice in writing to the Participant and the Share Unit shall thereafter continue to be allocated to the Participant in accordance with its terms.

10.3                        Subsections (a) and (b) of section 10.1 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Share Units in any other manner.